EXHIBIT 10.30

IOMEGA CORPORATION
EXECUTIVE TRANSITION AGREEMENT (“Agreement”)

        WHEREAS, with the intention to align costs with expected revenues, Iomega Corporation (“Iomega”) has adopted a restructuring plan to be implemented on or around July 26, 2005;

        WHEREAS, in such effort to reduce costs, Iomega determined that it was in its business interest to evaluate and reorganize certain executive functions and responsibilities;

        WHEREAS, the parties acknowledge that such restructuring and associated organizational changes trigger the severance benefit provisions of Executive’s pre-existing written letter of employment with Iomega and Executive is entitled to receive such benefits; and

        WHEREAS, Iomega and Executive desire to ensure a reasonable and adequate transition of duties until such time that Executive’s employment with Iomega concludes.

        NOW, THEREFORE, the parties agree as follows:

1.	Transition Date. The parties agree that Executive will remain employed by Iomega until January 2, 2006 (“Transition Period”).

2.	Duties. During the Transition Period, Executive will continue to report directly to Iomega’s chief executive officer (“CEO”). Executive’s duties will consist of assisting with the following activities:

  Integrate the resources of the post-restructuring REV product generation organization into a coherent and effective team.
  Manage the continued development and delivery of REV development programs.
  Manage key Iomega business development activities, such as:

  Foster Iomega's critical REV OEM partner relationship and support of the planned partner product launches.
  Supervise the newly appointed business development resource as defined in the proposed Iomega organizational structure.
  Further define an IP strategy with goal to generate incremental licensing revenue.

  Continue supporting Board of Directors-related and corporate governance matters and ensure an orderly transition of the General Counsel role during fourth quarter 2005.
During the Transition Period, Executive will devote reasonable business efforts and time to Iomega and, so long as employed by Iomega, shall remain subject to the Iomega Code of Conduct.

3.	Compensation and Benefits. Executive’s base salary, bonus target, benefits, perquisites and other terms and conditions of employment shall not be reduced from the level as of the Effective Date. Executive shall continue to participate in the 2005 Incentive Bonus Plan (but only if Executive remains employed by Iomega for the entire 2005 calendar year as required by that Plan).

4.	Severance Benefits. Upon expiration of the Transition Period, Executive shall receive severance benefits defined in Executive’s letter agreement of employment dated July 23, 2001, a copy of which is attached as Exhibit A (1) (the “Severance Benefits”).

5.	Death or Disability. Upon the disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) or death of Executive, employment shall immediately terminate; however, Executive’s heirs would be eligible for and would receive the Severance Benefits.

6.	Change of Control. Nothing herein will limit Executive’s right to receive enhanced benefits under Executive’s pre-existing change of control agreement (formally entitled the “Executive Retention Agreement”), should a change of control (as defined in the Executive Retention Agreement) occur during Executive’s employment with Iomega.

7.	Voluntary Election. Executive acknowledges that he has read this Agreement, understands its contents, has had the opportunity to consult with his personal advisors, and has voluntarily entered into this Agreement.

8.	Other. This Agreement is governed by the laws of the State of California, to the extent not preempted by ERISA, and constitutes the entire agreement on this subject matter. This Agreement can only be amended by mutual written agreement. In the event that any provision of this Agreement, or any portion thereof, is held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions thereof shall not be affected. This Agreement shall be binding upon and inure to the benefit of a) the heirs, executors and legal representatives of Executive upon Executive's death and b) any successor of Iomega. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement. A facsimile of an original signature transmitted to the other Party is effective as if the original was sent to the other Party.

Effective Date: July 26, 2005

Accepted and Agreed to:

Executive                                            Iomega Corporation

/s/ Thomas D. Kampfer                                /s/ Werner T. Heid
--------------------------                           --------------------------
By:                                                  By:
Name:  Thomas D. Kampfer                             Name:  Werner T. Heid
Title:   EVP, General Counsel & Secretary            Title: President and CEO

(1) Incorporated herein by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 1-12333).